Exhibit 99.1

Twitter Appoints Ngozi Okonjo-Iweala and Robert Zoellick to Board of Directors

SAN FRANCISCO, California – July 19, 2018 – Twitter, Inc. (NYSE: TWTR) today announced the appointments of Ngozi Okonjo-Iweala and Robert Zoellick to Twitter’s Board of Directors (the “Board”) as new independent directors, effective immediately. Marjorie Scardino will be stepping down from the Board for personal reasons at the end of the year.

“Ngozi and Bob are distinguished leaders with unparalleled global perspective and policy expertise,” said Omid Kordestani, Executive Chairman of Twitter. “We are confident they will be incredible assets to Twitter as we continue to focus on driving transparency and making Twitter a safer, healthier place for everyone who uses our service.”

Mr. Kordestani added, “On behalf of the Twitter Board, I want to thank Marjorie for her service on the Twitter Board over the past five years. Marjorie joined the Board in 2013 and has been a strong voice on our board as our Lead Independent Director. Marjorie’s insights and contributions have been invaluable, and all of us at Twitter wish her the best and look forward to her contributions through the end of the year.”

“Twitter is a powerful platform that continues to be used as a strong connector for the global community, and I’m thrilled to be a part of the team,” said Dr. Okonjo-Iweala. “As we strive to build a better world for tomorrow, Twitter can amplify messages and drive critical conversations around today’s most important issues. I look forward to partnering with Twitter’s talented directors and leadership team as we work to leverage the power of Twitter for good.”

“I’m honored to join a company as purposeful as Twitter,” added Mr. Zoellick. “Twitter has made meaningful progress in expanding and encouraging global dialogue and creativity on its platform, and I’m privileged to work with Jack, Omid and the rest of the Board to continue the strong momentum underway.”

Additional details regarding the appointments can be found in a Form 8-K filed by Twitter with the Securities and Exchange Commission.

About Dr. Ngozi Okonjo-Iweala

Dr.  Okonjo-Iweala has served as a Senior Advisor to Lazard, Ltd., a global financial advisory and asset management firm, since September 2015.  Prior to joining Lazard, she served as the Minister of Finance of Nigeria from July 2003 until June 2006 and as the Minister of Finance and Coordinating Minister for the Economy of Nigeria from August 2011 until May 2015. From 1982 until 2003 and then from December 2007 until August 2011, she held several positions at the World Bank, most recently as Managing Director from December 2007 until August 2011. She has been a member of the Board of Directors of Standard Chartered plc, a multinational banking and financial services company, since November 2017. Dr. Okonjo-Iweala has served as the Board Chair of the Global Alliance for Vaccines and Immunization (GAVI) since January 2016. Dr. Okonjo-Iweala holds a Ph.D. from the Massachusetts Institute of Technology and an A.B. from Harvard University.

About Robert Zoellick

Mr. Zoellick has served as the Chairman of the board of directors of AllianceBernstein Holding L.P., a global investment management firm, since April 2017. Mr. Zoellick has also served as a board member of Temasek Holdings (Private) Ltd., a Singaporean corporation principally engaged in the business of investment holding, since August 2013. He has served as a Senior Counselor to the Brunswick Group, a global public affairs and communications firms, since May 2017. Since July 2012, he has also been a Senior Fellow at the Belfer Center for Science and International Affairs at Harvard University’s Kennedy School of Government.  From October 2013 until September 2016, he served as Chairman of the Board of International Advisors at the Goldman Sachs Group. From July 2007 until June 2012, Mr. Zoellick served as President of the World Bank Group. From 2006 to 2007, Mr. Zoellick served as vice chairman, international and a managing director of Goldman Sachs. Mr. Zoellick served as the Deputy Secretary for the U.S. Department of State from 2005 until 2006 and as the U.S. Trade Representative from 2001 to 2005.  From 1985 to 1993, Mr. Zoellick held various posts in the U.S. government, including Counselor to the U.S. Secretary of the Treasury, Under Secretary of State, and Deputy Chief of Staff at the White House. Mr. Zoellick holds a J.D. from the Harvard Law School, an M.P.P. from Harvard’s Kennedy School of Government, and a B.A. from Swarthmore College.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world and what people are talking about right now. On Twitter, live comes to life as conversations unfold, showing you all sides of the story. From breaking news and entertainment to sports, politics and everyday interests, when things happen in the world, they happen first on Twitter. Twitter is available in more than 40 languages around the world. The service can be accessed at twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter. For information on how to download the Twitter and Periscope apps, visit twitter.com/download and periscope.tv.

Contacts

Press:

Brandon Borrman

press@twitter.com